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                                                                 Exhibit 10.33


                            TRANSAMERICA CORPORATION
                            1998 CORPORATE BONUS PLAN



Purpose: To provide a variable pay element that serves as an incentive to achieve planned performance; and

                           To  recognize  individual   contributions  to  annual
                           operating    results   and    achievement    of   the
                           Corporation's strategic goals.

                           To  complement   the  Value  Added   Incentive   Plan
                           described in the 1994 proxy statement.


Eligibility and
Participation:             Senior corporate and subsidiary  executives  selected
                           by the Chief  Executive  Officer and  Corporate  Vice
                           Presidents  are eligible to  participate in the Plan.
                           Individuals will be notified of their participation, target bonuses, the percentage weighting of the components described below, and applicable payout tables in a letter as soon as possible after the Plan has been adopted.

                           Inclusion of any individual as a participant in the Plan will not be a guarantee that any bonus will be paid to that person or that the person's employment will be continued for any period.

Individual
Bonuses: Individual target bonuses will be a predetermined percentage of 1998 base salary. A percentage of each executive's target bonus will be based on performance achieved in the following areas as appropriate:

                           o The level of Value Added achieved. Value Added is summarized on Exhibit I. Bonuses under this component will be calculated in accordance with the Value Added Incentive Plan, as adopted by stockholders in 1994, under the terms applicable to the 1998 plan year.

                           o     The level of Business Unit Financial
                                 Performance achieved. Business Unit Financial Performance is described on Exhibit II.

                           o Management's evaluation of accomplishment of Strategic Goals or other management objectives.

                           Actual awards will be calculated after results are known and will take into account performance in the above areas. Bonuses may be further modified to reflect the individual's personal performance.

Approval of Plan
and Payouts:               The Plan is established by, and may be modified or
                           terminated at any time by, the Management Development and Compensation Committee of the Corporation's Board of Directors the "Compensation Committee").
                           Individual awards under the Plan shall be subject to review and approval by the Compensation Committee.
                           The Compensation Committee reserves the right to modify the formula for individual target bonuses
                           (both as to the components and the percentage mix) for particular individuals and exclude non-recurring items as appropriate.


Bonus Committee:           The Plan will be administered by the Bonus
                           Committee composed of the Corporation's President and Chief Executive Officer, Executive Vice President
                           (Finn),  Executive Vice President and Chief Financial
                           Officer  and  Director  of  Compensation.  The  Bonus
                           Committee is responsible for interpreting the Plan and recommending methods to deal with unforeseen circumstances.

Payment of
Bonuses: Bonuses will be paid in cash as soon as possible after Value Added and Business Unit Financial Performance for the Corporation and each subsidiary have been determined and bonus recommendations have been approved by the Compensation Committee.

                           Participants must be continuously employed by the Corporation or one of its subsidiaries from January 1 through December 31, 1998 to receive a payout under the Plan.



                                    EXHIBIT I
                              Value Added Component



Value Added is calculated in the same manner as for the 1998 profit plan and is defined as Adjusted Net Income minus a capital charge, expressed as a percentage of the Corporation's Average Adjusted Equity. The capital charge is determined by multiplying the Corporation's Average Adjusted Equity by the Cost of Equity. Each of these terms is further defined for 1998 as follows:

o "Adjusted Net Income" means the Corporation's net income, in accordance with generally accepted accounting principles, as reported for the year, adjusted for (i) cumulative effects of changes in accounting standards,
       (ii) the economic amount of interest and depreciation (levelized over the life of the equipment) and any economic gains and losses on the disposition of equipment held for lease in lieu of reported interest, depreciation and gains and losses, (iii) amortized bond, equity and other portfolio gains and losses in lieu of realized gains and losses as reported, and (iv) the exclusion of goodwill amortized during the year.

o "Adjusted Equity" means the Corporation's reported shareholders' equity, adjusted to exclude (i) preferred stock and (ii) net unrealized gains and losses on marketable equity and debt securities and foreign currency translation adjustments, and to include accumulated goodwill amortization related to assets still owned by the Company.

o "Average Adjusted Equity" means the "five-point" quarterly average of the Adjusted Equity, the first point being the preceding year end.

o "Cost of Equity" means the Corporation's imputed equity cost based on a formula approved by the Bonus Committee prior to the start of the year. For 1998, the cost of equity will be determined by adding (a) the Corporation's risk premium (the long-term market growth in equity securities over the risk-free rate multiplied by the Corporation's beta) and (b) the trend risk-free rate.


                                   EXHIBIT II
                  Business Unit Financial Performance Component



Bonuses under the Business Unit Financial Performance Component generally will be based on either (i) Value Added or (ii) actual after-tax operating income, excluding investment gains and losses, compared to the profit plan operating income for the relevant subsidiary or group of subsidiaries.

The leverage for below-target and above-target performance will take into account the expected degree of difficulty in achieving target performance level and is not necessarily the same for each organization. The applicable payout table will be communicated to participants as soon as possible after the Plan has been adopted.